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                             [USA WASTE LETTERHEAD]

                                                                   EXHIBIT 99.1

                             FOR IMMEDIATE RELEASE

                                                                     Lew Nevins
                                                       USA Waste Services, Inc.
                                                                 (713) 512-6228

                                                                     UW# 97-06

                    USA WASTE CLOSES ON CANADIAN ACQUISITION

        Houston, Texas (March 12, 1997) -- USA Waste Services, Inc. (NYSE -- "UW") announced today that it closed its previously announced US $518 million acquisition of the Canadian solid waste subsidiaries of Allied Waste Industries, Inc. In connection with the closing Canadian Waste Services, Inc., a subsidiary of USA Waste, has signed a consent order with the Competition Tribunal in Canada with respect to the divestiture of certain solid waste collection operations in the Sarnia, Brantford and Ottawa markets that have estimated annualized revenues of US $8 million. In order to facilitate the divestitures in the Sarnia and Ottawa markets the consent order requires Canadian Waste to provide prospective buyers with access to landfills in these markets.

        John E. Drury, Chief Executive Officer of USA Waste, stated, "We are pleased to have closed on this transaction which makes Canadian Waste the largest company in the solid waste industry in Canada. Combining these assets with our existing operations should provide significant synergies and enhanced growth opportunities. We now have fully integrated operations in many key markets and expect a significant contribution from these operations in the future."

        USA Waste, based in Houston, Texas, is an integrated, non-hazardous, solid waste management company serving municipal, commercial, industrial and residential customers in 36 states, the District of Columbia, Canada, the commonwealth of Puerto Rico and Mexico.